Exhibit 10.10

Operation and Maintenance Service Agreement

Between

Shenzhen Fangdd Network Technology Co, Ltd.

(Service Receiver)

And

Shenzhen Fangdd Information Technology Co, Ltd.

(Service Provider)

March 2014

Table of Contents

1. Definitions	3

2. Entrustment	4

3. Scope of Comprehensive Services	4

4. Authorization	5

5. Payment and Settlement of Comprehensive Service Charges	5

6. Party A’s Undertakings	7

7. Party B’s Undertakings	7

8. Taxes	8

9. Representations and Warranties	8

10. Indemnity and Limitation of Liability	8

11. Liability for Breach of Contract	9

12. Force majeure	9

13. Termination	10

14. Governing Law and Dispute Resolution	10

15. Notices	11

16. Miscellaneous Provisions	11

Operation and Maintenance Service Agreement

This Operation and Maintenance Service Agreement (hereinafter referred to as the“Agreement”) is made in Shenzhen, the People’s Republic of China (“PRC”) as of March 21, 2014 by and between:

(1)

Shenzhen Fangdd Network Technology Co, Ltd., having its registered office at Room 9E, Commercial Residential Building, Yihai Square, Chuangye Road North, Nanshan District, Shenzhen and with Yi Duan as its legal representative (“Party A”); and

(2)

Shenzhen Fangdd Information Technology Co, Ltd., having its registered office at Room 1805E, West Tower, Haian Building, Haide 3rd Road, Nanshan District, Shenzhen and with Yi Duan as its legal representative (“Party B”);

Party A and Party B are hereinafter collectively referred to as the “Parties” and individually as a “Party” or “Other Party.”

Whereas:

1.

Party A is a limited liability company established in accordance with the laws of the PRC. The business scope and main business of Party A cover “technology development, technical consultation, technical service and technology transfer in the field of network technology and information technology, computer software and hardware development and sales, advertising business, marketing planning, business information consultation, real estate brokerage, investment consultation, computer network product technology development and domestic trade (excluding those prohibited by the laws, administrative regulations and decisions of the State Council, and items restricted thereby can be operated only after obtaining the permission)” (“Main Business”);

2.

Party B is a foreign-funded enterprise established in accordance with the laws of the PRC and has rich experience and human resources in technology R&D, market promotion and daily operation and maintenance of facilities and systems;

3.

Party A desires to entrust Party B to provide Party A with operation and maintenance services related to its Main Business, and Party B is intended to accept the entrustment from Party A to provide it with relevant services.

NOW, THEREFORE, after friendly consultation, the Parties hereby agree as follows:

1.	Definitions

Unless otherwise stipulated herein, the following terms shall have the meaning ascribed to them as follows:

1.1	“Main Business” has the meaning set forth in the whereas clause hereof.

1.2	“Facilities and Systems” mean hardware equipment and software systems purchased by Party A or Party B for the Main Business, including but not limited to servers, computers and application software.

1.3

“Market Promotion Services” mean any promotion services for the Main Business which are provided by Party B to Party A in accordance with this Agreement. The purpose of such services is to expand the visibility of Party A and increase the number of users of Party A.

1.4	“Operation and Maintenance Services” mean any system operation and maintenance services provided by Party B to Party A.

1.5	“Comprehensive Services” mean market promotion services and operation and maintenance services.

1.6

“Comprehensive Service Charges” mean any charges payable by Party A to Party B as set forth in Clause 5.1 hereof in respect of the comprehensive services as set forth in Clause 3 hereof which are provided by Party B to Party A pursuant to this Agreement.

1.6

“Cooperation Period” means the period beginning on the date of signing of this Agreement and ending on the date of termination of Party B’s operation period and such early termination period as may be confirmed in writing by the Parties.

1.7

“Prudent Industry Practices” mean any recognized standards that may be amended from time to time for the operation, maintenance and management of Facilities and Systems by enterprises which are engaged in the same or similar business as Party B to the extent of safety, efficiency, economy, reliability and related manufacturer’s recommendations.

2.	Entrustment

Party A hereby designates Party B as its provider of comprehensive services, and Party B accepts Party A’s entrustment and agrees to provide comprehensive services to Party A in accordance with the terms and conditions of this Agreement.

3.	Scope of Comprehensive Services

3.1	During the Cooperation Period, Party B shall provide Party A with the following market promotion services to Party A in a loyal and efficient manner:

3.1.1	To draw up a promotion plan in accordance with the market practices for the business of Party A;

3.1.2	To organize the implementation of the above promotion plan;

3.1.3

To seek, select and contact real estate developers and real estate intermediary service organizations for Party A, and to promote the establishment and maintenance of the cooperation relationship between Party A and such organizations;

3.1.4	To coordinate and deal with other third party matters involved in Party A’s business.

3.2	During the Cooperation Period, Party B shall provide Party A with the following operation and maintenance services to Party A in a loyal and efficient manner:

3.2.1	To purchase from relevant suppliers any hardware equipment and software system required by Party A according to Party A’s business development planning and construction plan;

3.2.2

To be responsible for the daily operation and maintenance of Facilities and Systems related to Party A’s business in accordance with Prudent Industry Practices and operating instructions agreed upon by the parties;

3.2.3	To be responsible for the daily inspection, overhaul, urgent repair and other maintenance of Facilities and Systems related to Party A’s business.

3.2.4	To be responsible for coordination, communication and business negotiation with the IDC service provider.

3.3

In addition to the services as set out in Sub-clauses 3.1 and 3.2 hereof above, the comprehensive services provided by Party B to Party A under this Agreement shall also include any other market promotion services and operation and maintenance services provided at Party A’s request.

4.	Authorization

4.1

In order to enable Party B to provide comprehensive services more efficiently, Party A hereby irrevocably appoints Party B (and any of its assignees or sub-assignees) as its agent to, on behalf of and in the name of Party A or otherwise (at its own discretion),

4.1.1	sign relevant documents or other documents with any third parties (including but not limited to suppliers and customers);

4.1.2	handle any matters that Party A is obligated to handle under this Agreement but has not handled; and

4.1.3	sign all necessary documents and handle all necessary matters so that Party B can fully exercise all or any of its rights under this Agreement.

4.2	Where necessary, Party A shall, at Party B’s request, issue an independent power of attorney to Party B at any time in respect of a certain matter.

4.3	Party A shall retroactively recognize and confirm any matters that the agent handles or intends to handle pursuant to the terms of appointment as set forth herein.

5.	Payment and Settlement of Comprehensive Service Charges

5.1

In consideration of Party B’s provision of comprehensive services to Party A, Party B shall collect comprehensive service charges from Party A based on the amount of the following expenses and with reference to the reference prices for similar services on the market. Subject to the provision of relevant services by Party B according to the terms and conditions of this Agreement, the maximum comprehensive service charges to be collected by Party B may reach the full balance of Party A’s total income after deduction of its costs and expenses.

5.1.1	Wages, salaries and welfare expenses of the following personnel of Party B who provide services to Party A:

a)	Operation managers of related business;

b)	Customer service personnel;

c)	Testers;

d)	Market expansion and business development personnel;

5.1.2

Expenses paid by Party B for the purchase of bought-in software, servers, computers or other electronic equipment to provide services to Party A. Such expenses shall be apportioned and paid by depreciation in accordance with the relevant provisions of Chinese accounting standards and tax laws.

5.1.3

Bandwidth rental fees and IDC custodian fees paid by Party B to the network access service provider in order to provide services to Party A. Party B shall obtain Party A’s approval before signing the relevant agreement with the network access service provider to determine the bandwidth rental fees and IDC custodian fees.

5.1.4

Rental fees and renovation costs of the office space (including office furniture) leased by Party B to provide services to Party A. The Parties agree that the rental fees and renovation costs of such office space shall be the proportion of the number of Party B’s personnel who provide services to Party A according to Clause 5.1.1 hereof to the total number of Party B’s employees multiplied by the sum of the rental fees and renovation costs of Party B’s leased office space, in which the renovation costs shall be amortized on a monthly basis, and the calculation method shall conform to the relevant provisions of Chinese accounting standards and tax laws.

5.1.5	Advertising fees and other market promotion expenses paid by Party B for the promotion of Party A’s products.

5.1.6

Other reasonable expenses related to operation incurred by Party B’s personnel who provide services to Party A, including but not limited to traveling expenses, transportation costs, telephone rates and mailing fees.

5.1.7

Expenses incurred by Party B’s logistics support department, including wages, salaries and welfare expenses of logistics personnel and other reasonable expenses related to operation. The expenses incurred by Party B’s logistics support department shall be calculated at 50% of the total expenses thereof.

The Parties agree that Party B shall reserve the right to adjust the above expenses. If Party B determines the adjustment of the above expenses, it shall notify Party A in writing.

5.2

Party B shall summarize the comprehensive service charges on an annual basis and notify Party A of the comprehensive service charges for the previous year within thirty days from the date of the beginning of each year. Party A shall, within 30 days after Party B gives the above notice, pay the amount of the comprehensive service charges contained in such notice to Party B’s designated bank account. Party A shall adjust at any time the time and method of payment of the service charges in accordance with Party B’s specific requirements.

5.3

In case of any delay in payment by Party A of any amount payable under this Agreement, Party A shall pay a default fine for the overdue payment to Party B in accordance with this Agreement. Such default fine for the overdue payment shall be calculated on the basis of 0.04% of the overdue payment per day from the due date of payment to the date on which Party B receives the full payment (together with such default fine).

6.	Party A’s Undertakings

Party A agrees and undertakes that, during the Cooperation Period,

6.1

Party A shall, at Party B’s reasonable request from time to time, allow Party B or its assignees to consult and obtain any financial reports, financial statements and other information relating to Party A’s financial information, business and operating conditions;

6.2

Party A shall, at Party B’s request, provide Party B with all materials and information required for Party B’s provision of the services as set forth in this Agreement, and shall ensure the authenticity and accuracy of such materials and information;

6.3	Party A shall obtain at its own expense all government approvals, permits and licenses relating to its Main Business and other business, and shall maintain them in full force and effect;

6.4

If Party A is informed of any breach of this Agreement, it shall notify Party B promptly and provide Party B with the details of any measures that Party A is taking or plans to take to remedy or mitigate any consequences arising from such event and to protect Party B’s rights and interests under this Agreement;

6.5

Party A shall comply with and observe the terms and conditions of this Agreement during the Cooperation Period, and Party A shall not procure or permit any operation of its related business in any way contrary to the laws or regulations of the PRC;

6.6	Party A shall pay and discharge or cause to be paid and discharged all debts due and payable and damages;

6.7	Party A shall promptly pay any registration fees, taxes, fines, penalties or interests thereon to be paid by it in accordance with the law

6.8

Party A shall promptly provide Party B with all agreements relating to the operation of the business as may be reasonably required by Party B from time to time, and shall keep any relevant accurate, complete and up-to-date records.

6.9	Unless approved by the Board of Directors of Party B and agreed in writing, Party A shall not engage any third parties to provide it with all or part of the services under this Agreement.

7.	Party B’s Undertakings

Party B agrees and undertakes that, during the Cooperation Period,

7.1	Party B shall obtain all government approvals, permits and licenses required for the provision of integrated services, and shall maintain them in full force and effect;

7.2

If Party B is informed of any breach of this Agreement, it shall notify Party A promptly and provide Party A with the details of any measures that Party B is taking or plans to take to remedy or mitigate any consequences arising from such event and to protect Party A’s rights and interests under this Agreement;

7.3

Party B shall, during the duration of this Agreement, comply with and observe the terms and conditions as set forth in this Agreement, and Party B shall not provide its integrated services in any way contrary to the laws or regulations of the PRC;

7.4

Party B shall employ sufficient and qualified employees to perform its obligations to provide integrated services under this Agreement. Party B shall ensure that any employees employed by it provide services to Party A in a loyal and efficient manner;

7.5

Party B shall formulate specific regulations for management of integrated service in accordance with Prudent Industry Practices. Party B shall also establish, record and maintain any data and archives of its outsourced management comprehensive services in accordance with Prudent Industry Practices;

7.6	Party B shall establish and maintain accurate, complete and up-to-date records for the provision of integrated services.

8.	Taxes

8.1	The Parties agree that any taxes payable by each party for the performance of this Agreement shall be paid by such party in accordance with the relevant laws and regulations of the PRC.

8.2	The Parties shall pay their respective expenses in relation to this Agreement.

9.	Representations and Warranties

Each party represents and warrants to the other party that, as of the date of signing of this Agreement,

9.1	such party shall have the full powers, rights and authority to enter into this Agreement and to perform each of its obligations under this Agreement;

9.2	Any provisions of this Agreement shall constitute the legal, effective and binding obligations of such party.

9.3

Neither the signing of this Agreement by such Party nor the performance of its obligations under this Agreement shall contravene, conflict with or cause any breach of the terms, provisions or conditions of such party’s articles of association or other legal documents or constitute a non-performance of the above terms, provisions or conditions.

10.	Indemnity and Limitation of Liability

10.1	Indemnity

10.1.1

Party B shall be liable for, indemnify and hold harmless Party A from and against all losses, damages, costs, liabilities, actions, penalties or any other relevant expenses incurred by Party A due to any willfulness or gross neglect of duty by Party B’s employees, including but not limited to any legal costs and expenses incurred by Party A therefor.

10.1.2

Party A shall be liable for, indemnify and hold harmless Party B from and against all losses, damages, costs, liabilities, actions, penalties or any other relevant expenses incurred by Party B due to any willfulness or gross neglect of duty by Party A’s employees, including but not limited to any legal costs and expenses incurred by Party B therefor.

10.2	Limitation of Liability

10.2.1

Notwithstanding the provisions of Clause 10.1.1 hereof, within each contract year, Party B’s indemnity liability under Clause 10.1.1 hereof shall be limited to the integrated service charges actually collected by Party B in the year of the end of the liability event.

10.2.2

Notwithstanding the provisions of Clause 10.1.2 hereof, within each contract year, Party A’s indemnity liability under Clause 10.1.2 hereof shall be limited to the amount of the integrated service charges that Party B is entitled to collect in the year of the end of the liability event.

11.	Liability for Breach of Contract

11.1

The Parties shall consciously perform this Agreement based on the principle of good faith. Except as otherwise agreed herein, if either party breaches this Agreement, such party shall be liable for its breach of this Agreement in accordance with this Agreement and the applicable law. Notwithstanding the foregoing, neither party shall be liable to the other party for any indirect losses or damages under this Agreement.

11.2

The Parties agree and acknowledge that, for any breach of this Agreement during the Cooperation Period, the claim for damages and the specific performance shall be the full and all remedies available to the observant party; in any case during the Cooperation Period, the observant party shall waive its right to request the termination of this Agreement under any applicable law due to any breach of this Agreement by the breaching party.

11.3	Notwithstanding any other provisions of this Agreement, the validity of Article 11 hereof shall not be affected by the termination of this Agreement.

12.	Force majeure

Force majeure under this Agreement means natural disasters, wars, political events and adjustments of laws, regulations and national policies. If any force majeure event directly affects the performance of this Agreement by either party on such terms and conditions as may be agreed upon by it, such party shall promptly notify the Other Party or its authorized agent of such event, and shall, within fifteen (15) days, provide the details of such force majeure and the reasons and valid supporting documents (issued by the notary office in the place where such force majeure occurs) for the failure to perform or fully perform this Agreement or the necessity to delay the performance of this Agreement. The Parties shall, to the extent of the impact of such force majeure on the performance of this Agreement, decide through consultation on the performance of this Agreement and whether to agree to the incomplete performance, delay in performance or non-performance by the party involved in such force majeure event of its obligations under this Agreement.

13.	Termination

13.1	This Agreement shall be canceled only if:

13.1.1	The Parties unanimously agree to terminate this Agreement;

13.1.2	The Cooperation Period has expired, and the Parties are not intended to extend the Cooperation Period; or

13.1.3	Any force majeure events render the performance of this Agreement to become impossible.

13.2	Rights and obligations of the Parties upon termination

13.2.1	If this Agreement is terminated pursuant to Sub-Clause13.1.1 hereof above, any rights and obligations of the Parties upon termination shall be subject to the termination between the Parties;

13.2.2

If this Agreement is terminated pursuant to Sub-Clause 13.1.2 hereof above, the Parties shall immediately conduct settlement in accordance with the provisions of this Agreement for the annual settlement; or

13.2.3

If this Agreement is terminated pursuant to Sub-Clause 13.2.3 hereof above, the Parties shall immediately conduct settlement in accordance with the provisions of this Agreement for the annual settlement, and each Party shall not assume any obligations to the Other Party from the completion of the settlement, provided that such party shall not be discharged from its liability for breach of this Agreement prior to the occurrence of the force majeure events.

14.	Governing Law and Dispute Resolution

14.1

This Agreement shall be governed by and construed in accordance with the published and publicly available laws of the PRC, provided that if the published and publicly available laws do not provide for any specific matters relating to this Agreement, reference shall be made to general international business practices.

14.2	Any disputes arising out of the performance of this Agreement or in relation to this Agreement shall be resolved through friendly consultation between the Parties.

14.3

If any disputes can not be resolved through consultation within 60 days after one Party notifies the Other Party of its opinion on such disputes, either Party may submit such disputes to Hong Kong International Arbitration Centre for resolution through arbitration. The arbitration shall be conducted in accordance with the arbitration rules of Hong Kong International Arbitration Centre then in force, and the place of arbitration shall be Hong Kong. All proceedings for arbitration shall be conducted in Chinese. The arbitral award shall be final and binding on either Party hereto.

15.	Notices

15.1

Any notices or other communications given by either Party under this Agreement shall be in writing and shall be delivered by personal delivery, letter or fax to the address of the other party as set forth below or such other designated address as may be notified by the Other Party to such party from time to time. The date on which any notices are deemed to have been actually delivered shall be determined as follows: (a) if delivered by personal delivery, they shall be deemed to have been actually delivered on the date of personal delivery; (b) if sent by letter, they shall be deemed to have been actually delivered on the seventh (7th) day after the date of posting (as indicated by the postmark) of the registered airmail with postage prepaid or on the fourth (4th) day after the delivery to an internationally recognized courier service agency; (c) if sent by fax, they shall be deemed to have been actually delivered at the time of receipt as shown in the acknowledgement of transmission of the relevant document; (d) if sent by email, they shall be deemed to have been actually delivered when an email enters the electronic data interchange system of the email address provided by the party to be served.

Party A: Shenzhen Fangdd Network

     Technology Co, Ltd.

     Contact: Jiancheng Li

     Address: 17/F, Yanxiang Science and Technology Building, Gaoxinzhong 4th Ave., Nanshan District, Shenzhen

     Postal Code: 518000

     Fax: 0755-26998968

     E-mail: ljc@fangdd.com

Party B: Shenzhen Fangdd Information

     Technology Co, Ltd.

     Contact: Jiancheng Li

     Address: 17/F, Yanxiang Science and Technology Building, Gaoxinzhong 4th Ave., Nanshan District, Shenzhen

     Postal Code:    518000

     Fax:    0755-26998968

     E-mail: ljc@fangdd.com

16.	Miscellaneous Provisions

16.1	This Agreement shall enter into force on the date of signature and seal by the Parties hereto.

16.2	Any amendment, waiver, cancellation or termination of any provisions of this Agreement shall be in writing and shall not enter into force until signed by the Parties hereto.

16.3

Without the written consent of the other party hereto, either Party hereto shall not divulge, use or apply any form of information in relation to the Other Party and/or this Agreement, including but not limited to the signing of this Agreement and the contents of this Agreement. The confidentiality obligations as set forth in this sub-clause shall survive the termination of this Agreement, provided that the provisions of this sub-clause shall not (1) apply to any disclosure by either party of any confidential information to its affiliates, professional consultants and employees of each party hereto, provided that in such a case such information shall be disclosed only to any persons or entities that need to know such information for their reasonable business; (2) prevent either party from making any announcement or disclosure as required by the applicable laws, regulations or rules of the stock exchange based on its good faith judgment.

16.4

This Agreement shall constitute an entire agreement between the Parties in respect of the subject matter of this Agreement and supersede any prior expressions of intent or understandings in relation to this Agreement, and shall not be modified or amended unless made in writing and signed by the respective authorized representative of the Parties hereto.

16.5

No rights, powers and remedies conferred on each party by any provisions of this Agreement shall preclude any other rights, powers or remedies enjoyed by such party in accordance with the law and other provisions of this Agreement, and no exercise by either party of its rights, powers and remedies shall preclude any exercise by such party of its other rights, powers and remedies.

16.6

To the extent permitted by the laws of the PRC, no failure or delay by either party hereto in the exercise of all its rights under this Agreement shall be deemed to be a waiver of such rights; no single or partial exercise of a right shall preclude any further exercise of such right in the future.

16.7

All provisions of this Agreement may be separated and distinguished from each other. No invalidity, illegality or unenforceability of any provisions of this Agreement shall affect or impair the validity, legality or enforceability of any other provisions of this Agreement.

16.8	This Agreement is executed in four (4) copies, two (2) of which shall be held by each party respectively.

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(This page is intentionally left blank as the signature page of the Operation and Maintenance Service Agreement between Shenzhen Fangdd Network Technology Co, Ltd. and Shenzhen Fangdd Information Technology Co, Ltd.)

IN WITNESS WHEREOF, the parties have personally executed or caused their respective legally authorized representative to execute this Agreement as of the date first written above.

Shenzhen Fangdd Network Technology Co, Ltd. (Seal)

/s/ Shenzhen Fangdd Network Technology Co, Ltd.

Signature of Legal Representative:

/s/ Yi Duan

Yi Duan

(This page is intentionally left blank as the signature page of the Operation and Maintenance Service Agreement between Shenzhen Fangdd Network Technology Co, Ltd. and Shenzhen Fangdd Information Technology Co, Ltd.)

IN WITNESS WHEREOF, the parties have personally executed or caused their respective legally authorized representative to execute this Agreement as of the date first written above.

Shenzhen Fangdd Information Technology Co, Ltd. (Seal)

/s/ Shenzhen Fangdd Information Technology Co, Ltd.

Signature of Legal Representative:

/s/ Yi Duan

Yi Duan